Exhibit 3.262

CERTIFICATE OF LIMITED PARTNERSHIP

OF

COLUMBIA PALMS WEST HOSPITAL LIMITED PARTNERSHIP

This Certificate of Limited Partnership of Columbia Palms West Hospital Limited Partnership (the “Limited Partnership”) is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

1.	The name of the limited partnership is Columbia Palms West Hospital Limited Partnership.

2.	The address of the registered office of the limited partnership in Delaware is 1013 Centre Road, Wilmington, Delaware 19805. The limited partnership’s registered agent at that address is The Prentice-Hall Corporation System, Inc.

3.	The name and address of the general partner is:

NAME	ADDRESS
Columbia Palm Beach GP, LLC	One Park Plaza Nashville, TN 37203

IN WITNESS WHEREOF, the undersigned, constituting all of the general partners of the Partnership, have caused this Certificate of Limited Partnership which shall become effective upon the date of filing, to be duly executed as of the 13th day of May, 1997.

Signed on May 13, 1997.

PALM BEACH HEALTHCARE SYSTEM, INC., the managing member of COLUMBIA PALM BEACH GP, LLC., the general partner

/s/ Stephen T. Braun
Stephen T. Braun, Senior Vice President